UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

8-20 East Broadway

Pembroke, HM19, Bermuda

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2009

This proxy statement supplement, dated May 13, 2009, supplements the proxy statement (“Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 9, 2009 relating to the annual general meeting of shareholders of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) to be held on Thursday, May 21, 2009 at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda. The purpose of this supplement is to update certain information in our Proxy Statement with respect to personal use of corporate aircraft by RenaissanceRe executives and certain tax gross-up payments related thereto.

Effective July 1, 2009:

•

RenaissanceRe will no longer provide tax reimbursement payments for any taxes incurred as a result of the imputed income related to the personal use of corporate aircraft by its Named Executive Officers and other members of its Executive Committee.

•

In addition, Mr. Neill Currie, RenaissanceRe’s President and Chief Executive Officer, has agreed to be subject to caps on his personal use of corporate aircraft, comprised of (x) a cap of 24 round trips per year in respect of Mr. Currie’s business commute and (y) a 25-hour per year cap on other personal travel consistent with the Company’s policies for personal use of corporate aircraft by the Company’s other Named Executive Officers and other members of its Executive Committee. As noted above, Mr. Currie will cease receiving tax reimbursement payments in respect of each of the foregoing.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.